Exhibit 99.1

Nkarta Reports Third Quarter 2021 Financial Results and Business Update

•	Initial data expected in 1H 2022 from Phase 1 clinical trial of NKX101 in AML and MDS
•	Successful dosing of NKX019 in patients with B cell malignancies; initial Phase 1 clinical trial data expected in 2022

SOUTH SAN FRANCISCO, Calif., Nov. 10, 2021 -- Nkarta, Inc. (Nasdaq: NKTX), a biopharmaceutical company developing engineered natural killer (NK) cell therapies to treat cancer, today reported financial results for the third quarter ended September 30, 2021.

“We are on track to achieve key data milestones for our two co-lead programs in 2022 with the recently announced dosing of patients in our clinical trial of NKX019 and further progress in our first-in-human clinical trial of NKX101,” said Paul J. Hastings, President and Chief Executive Officer of Nkarta. “We continue to be excited about the early advancements we are making in our collaboration with CRISPR Therapeutics on CD70 engineered CAR NK cell and NK plus T cell candidates, and we look forward to sharing updates on potential clinical applications of multiple platform enhancements during the SITC annual meeting.”

RECENT UPDATES

NKX101

•

In October 2021, Nkarta updated guidance to the first half of 2022 for when it expects to announce initial clinical data from its ongoing Phase 1 clinical trial of NKX101 in patients with relapsed/refractory acute myeloid leukemia (AML) and higher risk myelodysplastic syndromes (MDS).

NKX019

•	In October 2021, Nkarta announced the dosing of the first patients in the Phase 1 clinical trial evaluating NKX019 in CD19+ advanced B cell malignancies. Initial data are expected in 2022.

Manufacturing

•	Nkarta is producing the clinical supply of NKX019 at its recently commissioned in-house cGMP clinical manufacturing facility in South San Francisco, California.
•

Nkarta entered a lease agreement to establish a new 88,000 square foot combined manufacturing facility and company headquarters. Once operational, the manufacturing facility will increase Nkarta’s manufacturing footprint with capacity to produce materials for potential pivotal trials and commercial launch of Nkarta’s engineered NK cell therapy products.

Pipeline and Platform

•

Nkarta is announcing updates on multiple platform and pipeline enhancements at the Society for Immunotherapy of Cancer 36th Annual Meeting and Pre-Conference Program (SITC 2021) November 10 – 13, 2021. Preclinical data on CRISPR/Cas9 genome engineering and CD70 chimeric antigen receptor (CAR) targeting are being jointly presented with CRISPR Therapeutics. In addition, Nkarta will be presenting data on donor selection in next generation NK cell development programs and novel methods for scaling the expansion of engineered NK cells.

THIRD QUARTER 2021 FINANCIAL HIGHLIGHTS

•	Cash and Cash Equivalents: As of September 30, 2021, Nkarta had cash, cash equivalents, restricted cash and short-term investments of $259.8 million.

•

R&D Expenses: Research and development expenses were $16.6 million for the third quarter of 2021. Non-cash share-based compensation expense included in R&D expense was $1.7 million for the third quarter of 2021.

•

G&A Expenses: General and administrative expenses were $5.8 million for the third quarter of 2021. Non-cash share-based compensation expense included in G&A expense was $2.0 million for the third quarter of 2021.

•	Net Loss. Net loss was $22.4 million, or $0.68 per basic and diluted share, for the third quarter of 2021.

FINANCIAL GUIDANCE

•	Nkarta expects its current cash and cash equivalents will be sufficient to fund its current operating plan into at least the second half of 2023.

About NKX101

NKX101 is an investigational, off-the-shelf cancer immunotherapy that uses natural killer (NK) cells derived from the peripheral blood of healthy donors and engineered with membrane-

bound IL-15 and a chimeric antigen receptor (CAR) targeting NKG2D ligands on tumor cells. NKG2D, a key activating receptor found on naturally occurring NK cells, induces a cell-killing immune response through the detection of stress ligands that are widely expressed on cancer cells. By engineering NKX101 with the proprietary NKG2D-based CAR, the ability of NK cells to recognize and kill tumor cells in pre-clinical models is increased significantly compared to non-engineered NK cells. The addition of membrane-bound interleukin-15 (IL-15), a proprietary version of a cytokine for activating NK cell growth, has been shown in pre-clinical models to enhance the proliferation, persistence and sustained activity of NK cells. To learn more about the NKX101 clinical trial in adults with AML or MDS, please visit ClinicalTrials.gov.

About NKX019

NKX019 is an investigational, allogeneic, off-the-shelf cancer immunotherapy that uses natural killer (NK) cells derived from the peripheral blood of healthy adult donors. It is engineered with a humanized CD19-directed CAR for enhanced tumor cell targeting and a proprietary, membrane-bound form of IL-15 for greater persistence and activity without exogenous cytokine support. CD19 is a biomarker for normal and malignant B cells, and it is a validated target for B cell cancer therapies. To learn more about the clinical trial of NKX019 in advanced B cell malignancies, please visit ClinicalTrials.gov.

About Nkarta

Nkarta is a clinical-stage biotechnology company advancing the development of allogeneic, off-the-shelf natural killer (NK) cell therapies for cancer patients. By combining its cell expansion and cryopreservation platform with proprietary cell engineering technologies and CRISPR-based genome engineering capabilities, Nkarta is building a pipeline of future cell therapies engineered for deep anti-tumor activity and intended for broad access in the outpatient treatment setting. For more information, please visit the company’s website at www.nkartatx.com.

Cautionary Note on Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Words such as "anticipates," "believes," "expects," "intends," “plans,” “potential,” "projects,” “would” and "future" or similar expressions are intended to identify forward-looking statements. Examples of these forward-looking statements include statements concerning Nkarta’s expectations regarding any or all of the following: Nkarta’s ability to build and advance its pipeline of clinical and preclinical product candidates; the timing of NKX019 and NKX101 clinical trial data; Nkarta’s future manufacturing facility and headquarters and production at the facility; Nkarta’s ability to capitalize on the inherent diversity of the innate immune system; the ability of Nkarta’s technology to enhance the proliferation, persistence and anti-tumor activity of NK cells and enable off-the-shelf, point-of-care administration; the efficiency and cost of Nkarta’s manufacturing processes; the number of doses generated from a manufacturing run; Nkarta’s production of clinical supply of NKX019; and Nkarta’s expected cash runway. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. These risks and uncertainties include, among others: Nkarta’s limited operating history and historical losses; Nkarta’s lack of any products approved for sale and its ability to achieve profitability; Nkarta’s ability to raise additional funding to complete the development and any commercialization of its product candidates; Nkarta’s dependence on the success of its co-lead product candidates, NKX101 and NKX019; that Nkarta may be delayed in initiating, enrolling or completing any clinical trials; competition from third parties that are developing products for similar uses; Nkarta’s ability to obtain, maintain and protect its intellectual property; Nkarta’s dependence on third parties in connection with manufacturing, clinical trials and pre-clinical studies; the complexity of the manufacturing process for CAR NK cell therapies; and risks relating to the impact on our business of the COVID-19 pandemic or similar public health crises.

These and other risks are described more fully in Nkarta’s filings with the Securities and Exchange Commission (“SEC”), including the “Risk Factors” section of Nkarta’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2021, filed with the SEC on August 12, 2021, and our other documents subsequently filed with or furnished to the SEC. All forward-looking statements contained in this press release speak only as of the date on which they were made. Except to the extent required by law, Nkarta undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

Nkarta, Inc.

Condensed Statements of Operations

(in thousands, except share and per share data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Operating expenses
Research and development	$16,616	$9,828	$46,111	$24,950
General and administrative	5,812	3,918	17,431	8,560
Total operating expenses	22,428	13,746	63,542	33,510
Loss from operations	(22,428)	(13,746)	(63,542)	(33,510)
Other income (expense), net:
Change in fair value of preferred stock purchase right liability	—	—	—	(40,163)
Interest income	81	206	295	358
Other expense, net	(6)	(153)	(14)	(149)
Total other income (expense), net	75	53	281	(39,954)
Net loss	$(22,353)	$(13,693)	$(63,261)	$(73,464)

Net loss per share, basic and diluted	$(0.68)	$(0.44)	$(1.93)	$(6.39)
Weighted average shares used to compute net loss per share, basic and diluted	32,902,723	30,981,441	32,823,829	11,499,327

Nkarta, Inc.

Condensed Balance Sheets

(in thousands)

(Unaudited)

	September 30, 2021	December 31, 2020
Assets
Cash, cash equivalents, restricted cash and short-term investments	$259,796	$315,326
Property and equipment, net	12,151	9,350
Operating lease right-of-use assets	12,073	8,505
Other assets	8,445	4,469
Total assets	$292,465	$337,650
Liabilities and stockholders' equity
Accounts payable, accrued and other liabilities	$9,643	$7,511
Operating lease liabilities	12,811	8,919
Total liabilities	22,454	16,430
Stockholders’ equity	270,011	321,220
Total liabilities and stockholders’ equity	$292,465	$337,650

Nkarta Media/Investor Contact:

Greg Mann

Nkarta, Inc.

415-317-3675

gmann@nkartatx.com